Exhibit 99(e)(13)

AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

AMENDMENT made as of [_____, 2015], to the Distribution Services Agreement (the "Agreement") made as of July 22, 1992, as amended April 30, 1993, July 19, 1996, March 1, 2005, June 14, 2006, August 4, 2011, August 9, 2013, July 31, 2014 and September 30, 2014 between ALLIANCEBERNSTEIN CAP FUND, INC. (formerly Alliance Quasar Fund, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly AllianceBernstein Investment Research and Management, Inc. and Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter").  Capitalized terms not defined herein have the meaning set forth in the Agreement.

WITNESSETH
WHEREAS, the Fund and the Underwriter are parties to the Agreement;

WHEREAS, the Fund and the Underwriter wish to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.            Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

SECTION 5.  Plan of Distribution.

(b)            Except as may be required by NASD rules and interpretations, the Fund will pay to the Underwriter each month a distribution services fee with respect to each portfolio of the Fund specified by the Fund's Directors (a "Portfolio") that will not exceed, on an annualized basis:

(i)  For the AllianceBernstein Small Cap Growth Portfolio, the AllianceBernstein Market Neutral Strategy—U.S., the AllianceBernstein Select US Equity Portfolio, the AllianceBernstein Dynamic All Market Portfolio, the AllianceBernstein Select US Long/Short Portfolio and the AllianceBernstein Concentrated Growth Fund, 0.30% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to the Class R shares, 0.25% of the aggregate average daily net assets of the Portfolio attributable to the Class K shares and .25% of the aggregate average daily net assets of the Portfolio attributable to the Class 1 shares;

(ii) For the AllianceBernstein Multi-Manager Alternative Fund, the AllianceBernstein Long/Short Multi-Manager  Fund and the AllianceBernstein All Market Alternative Return Portfolio, 0.25% of the aggregate daily net assets of the Portfolio attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to the Class R shares, 0.25% of the aggregate average daily net assets of the Portfolio attributable to the Class K shares and .25% of the aggregate average daily net assets of the Portfolio attributable to the Class 1 shares.

With respect to each Portfolio, the distribution services fee will be used in its entirety by the Underwriter to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of each Portfolio, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to each Portfolio's shareholders.  A portion of the distribution services fee that will not exceed, on an annualized basis, 0.25% of the aggregate daily net assets of the Portfolio attributable to each of the Class A shares, Class B shares, Class C shares, Class R shares, Class K shares and Class 1 shares will constitute a service fee that will be used by the Underwriter for personal service and/or maintenance of shareholder accounts within the meaning of NASD rules and interpretations.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

ALLIANCEBERNSTEIN CAP FUND, INC.

___________________________________
By: Eric C. Freed
Title: Assistant Secretary

ALLIANCEBERNSTEIN INVESTMENTS, INC.
________________________________
By: Daniel Notto
Title: Assistant Secretary
Accepted as of the date written above
ALLIANCEBERNSTEIN L.P.

By:_____________________________
Name: Emilie D. Wrapp
Title: Assistant Secretary